UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Fidelity National Information Services, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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FIDELITY NATIONAL INFORMATION SERVICES, INC.
601 Riverside Avenue
Jacksonville, FL 32204
SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 28, 2009
     This proxy statement supplement, dated May 5, 2009, supplements the proxy statement (which we refer to as the ‘‘Proxy Statement’’) dated April 15, 2009 relating to the annual meeting of shareholders of Fidelity National Information Services, Inc. (the “Company” or “FIS”) to be held on May 28, 2009. The purpose of this supplement is to correct certain information contained in the Proxy Statement as described below. Except as described in this supplement, the information provided in the Proxy Statement continues to apply.
Potential Payments Upon Termination or Change in Control
     In the section of the Proxy Statement entitled “Potential Payments Upon Termination or Change in Control — Estimated Equity Values,” the estimated value, calculated as of December 31, 2008, of stock options held by our Chief Financial Officer George Scanlon that would vest upon a change in control listed the amount as $0 rather than the actual estimated amount of $518,880. As a result, the last paragraph of that section, commencing at the bottom of page 35 of the Proxy Statement, should read as follows:
     The estimated value of the stock options held by the named executive officers that would vest upon a change in control would be as follows: Mr. Foley $1,128,000; Mr. Kennedy $1,466,400; Mr. Scanlon $518,880; Mr. Norcross $1,365,378; and Mr. Sanchez $914,178. The estimated value of restricted stock awards held by the named executive officers that would vest upon a change in control would be as follows: Mr. Foley $2,703,586; Mr. Kennedy $3,615,861; Mr. Scanlon $1,099,250; Mr. Norcross $2,054,088; and Mr. Sanchez $1,098,225. In each case, these same amounts would vest upon a termination of each executive’s employment by us not for cause, a termination by the executives for good reason or a termination following a change in control within the periods described above.